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Exhibit (a)(1)(C)

UBS SECURITIES LLC

U.S. OFFER TO PURCHASE FOR CASH
All Outstanding American Depositary Shares and
All Ordinary Shares and Warrants held by U.S. Holders
of
ILOG S.A.
(ADS CUSIP: 452360100; ADS ISIN: US4523601007;
Share ISIN: FR0004042364)
Pursuant to the U.S. Offer to Purchase dated October 8, 2008 by
CITLOI S.A.S.,
an indirect wholly-owned subsidiary of
INTERNATIONAL BUSINESS MACHINES CORPORATION

          THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON NOVEMBER 17, 2008, UNLESS THE U.S. OFFER IS EXTENDED.

October 14, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by CITLOI S.A.S. ("Purchaser"), a société par actions simplifiée organized under the laws of the Republic of France and an indirect wholly-owned subsidiary of International Business Machines Corporation, a New York corporation, to act as dealer manager (the "Dealer Manager" or "we" or "us") in connection with Purchaser's offer to purchase for cash: (a) all outstanding American depositary shares ("ADSs"), each representing one ordinary share, of ILOG S.A. ("ILOG"), a société anonyme organized under the laws of the Republic of France, in the U.S. dollar equivalent of €10.00 net per ADS, (b) all outstanding ordinary shares, nominal value €1.00 each ("Shares"), issued by ILOG and held by U.S. holders (including any dividend payable for the fiscal year ended June 30, 2008), in an amount of €10.00 net per Share, and (c) all outstanding warrants held by U.S. holders, in an amount of €0.50 net per warrant issued by ILOG on December 16, 2003 with an exercise price of 10.45 euros (the "2003 Warrants no 1"), €0.50 net per warrant issued by ILOG on December 16, 2003 with an exercise price of 10.99 euros (the "2003 Warrants no 2"), €0.65 net per warrant issued by ILOG on November 30, 2004 ("2004 Warrants"), €0.50 net per warrant issued by ILOG on November 29, 2005 ("2005 Warrants"), €0.83 net per warrant issued by ILOG on November 30, 2006 ("2006 Warrants") and €1.93 net per warrant issued by ILOG on November 29, 2007 ("2007 Warrants") (collectively, the "Warrants"), upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase dated October 14, 2008 (the "Offer to Purchase"), the related ADS letter of transmittal and the related forms of acceptance for Shares and Warrants (which, as amended or supplemented from time to time, constitute the "U.S. Offer") enclosed herewith. Terms used in this document to the extent not defined herein shall have the same meaning as in the Offer to Purchase.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs. Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

  1.
  The Offer to Purchase, dated October 14, 2008.

  2.
  The ADS letter of transmittal to be used by holders of ADSs to accept the U.S. Offer to tender ADSs.

  3.
  A form of letter to be sent to your clients for whose accounts you hold ADSs, with space provided for obtaining such clients' instructions with regard to the U.S. Offer.

  4.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

        THE U.S. OFFER MAY NOT BE ACCEPTED IN RESPECT OF SHARES BY MEANS OF AN ADS LETTER OF TRANSMITTAL. IF YOUR CLIENTS HOLD SHARES, THEY SHOULD USE THE FORM OF ACCEPTANCE SENT BY THEIR FRENCH FINANCIAL INTERMEDIARY OR THEIR U.S. CUSTODIAN FOR TENDERING SUCH SHARES INTO THE U.S. OFFER BY FOLLOWING THE INSTRUCTIONS SET FORTH ON SUCH FORM. ADDITIONAL INFORMATION CAN BE OBTAINED FROM GEORGESON INC., THE INFORMATION AGENT FOR THE U.S. OFFER, THAT CAN BE CONTACTED AS DESCRIBED ON THE BACK OF THIS LETTER.

        THE U.S. OFFER MAY NOT BE ACCEPTED IN RESPECT OF WARRANTS BY MEANS OF AN ADS LETTER OF TRANSMITTAL. IF YOUR CLIENTS HOLD WARRANTS, THEY SHOULD USE THE FORM OF ACCEPTANCE SENT BY BNP PARIBAS SECURITIES SERVICES, THE SHAREHOLDER SERVICES PROVIDER APPOINTED BY ILOG, FOR TENDERING SUCH WARRANTS INTO THE U.S. OFFER BY FOLLOWING THE INSTRUCTIONS SET FORTH ON SUCH FORM. ADDITIONAL INFORMATION CAN BE OBTAINED FROM GEORGESON INC., THE INFORMATION AGENT FOR THE U.S. OFFER, THAT CAN BE CONTACTED AS DESCRIBED ON THE BACK OF THIS LETTER.

        We urge you to contact your clients as promptly as possible.

        1.     In the U.S. Offer, Purchaser offers to purchase all outstanding ADSs for cash in the U.S. dollar equivalent of €10.00 net per ADS. Purchaser also offers to purchase all outstanding Shares (including any dividend payable for the fiscal year ended June 30, 2008) and Warrants held by U.S. holders (within the meaning of Rule 14d-1(d) under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")), for cash in an amount of €10.00 net per Share, €0.50 net per 2003 Warrant no 1, €0.50 net per 2003 Warrant no 2, €0.65 net per 2004 Warrant, €0.50 net per 2005 Warrant, €0.83 net per 2006 Warrant, and €1.93 net per 2007 Warrant.

        2.     Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Securities validly tendered and not properly withdrawn prior to the Expiration Date. The term "Expiration Date" means 12:00 noon, New York City time, on November 17, 2008, unless Purchaser, in its sole discretion, has extended the initial period of time during which the U.S. Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the U.S. Offer, as so extended, shall expire.

        3.     The terms and conditions of the U.S. Offer and the French Offer are substantially the same. However, the U.S. Offer is made to U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act) of Shares and Warrants, and to holders of ADSs, wherever located, while the French Offer is made to holders of Shares and Warrants in France. In addition, holders tendering Shares and Warrants in the Offers will be paid in euros, while holders tendering ADSs in the U.S. Offer will be paid in U.S. dollars. The Offers are both conditioned upon there being validly tendered in accordance

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with the terms of the Offers and not withdrawn prior to the expiration of the Offers that number of Shares (including Shares represented by ADSs and Treasury Shares) and Warrants that represent at least 66.67% of ILOG's share capital and voting rights on a fully-diluted basis (the "Minimum Tender Condition"). For purposes of determining whether the Minimum Tender Condition is met, the Receiving Agent will calculate the number of ADSs tendered in the U.S. Offer, and Euronext Paris S.A. will calculate the number of Shares and Warrants tendered in the Offers. Whether the Minimum Tender Condition has been satisfied will only be known once the definitive results of the Offers (avis de résultat définitive) are published by the French Autorité des marchés financiers ("AMF") which is expected to occur within approximately nine French Trading Days after the Expiration Date. However, if before that, it is determined that the Minimum Tender Condition has been met, provisional results (avis de résultat provisoire) will be published by the AMF. The Offers are additionally subject to the clearance of the acquisition of ILOG by the European Commission under Article 6(1)(b) of the European Union Council Regulation (EEC) No. 139/2004.

        4.     The U.S. Offer and withdrawal rights will expire at 12:00 noon, New York City Time, on November 17, 2008, unless the U.S. Offer is extended. Purchaser intends that the U.S. Offer and the French Offer will expire simultaneously. If Purchaser extends the U.S. Offer, Purchaser will inform the Receiving Agent of that fact and we will make a public announcement of the extension, by no later than 9:00 a.m., New York City time, on the next business day after the U.S. Offer was previously scheduled to expire.

        5.     Payment for ADSs tendered and accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Receiving Agent of (a) certificates evidencing the tendered ADSs or a timely book-entry confirmation of a book-entry transfer of such ADSs into the Receiving Agent's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in the Offer to Purchase under "THE TENDER OFFER—3. Procedures for Accepting this Offer and Tendering Securities—ADSs held in book-entry form", (b) a properly completed and duly executed ADS letter of transmittal, with any required signature guarantees, or an agent's message in connection with a book-entry transfer, as defined in the Offer to Purchase under "THE TENDER OFFER—3. Procedures for Accepting this Offer and Tendering Securities—ADSs held in book-entry form", and (c) any other documents required by the ADS letter of transmittal.

        6.     If the Offers are successful, Purchaser will be deemed to have accepted for payment all Securities validly tendered and not properly withdrawn on the Expiration Date, as set forth in the final results of the Offers published in France by the AMF. Under no circumstances will interest be paid on the purchase price of Securities, regardless of any delay in payment for such Securities. In case any Securities validly tendered are not accepted for payment pursuant to the terms and conditions of the U.S. Offer, Purchaser will cause these Securities to be returned as soon as practicable following the announcement of the termination of the Offers, or the publication by the AMF of the results of the Offers, as the case may be.

        7.     In the event that the Offers are successful, Purchaser expects the cash consideration will be delivered to the tendering holders of Securities following the publication by the AMF of the final results of the Offers. If the Offers are consummated, the final settlement date for the Offers is expected to be up to twelve to fifteen French Trading Days following the Expiration Date. Similarly, in the event of a Subsequent Offering Period, settlement is expected to occur within approximately twelve to fifteen French Trading Days following the expiration of that Subsequent Offering Period. With respect to tendered ADSs only, the cash consideration will be payable in U.S. dollars calculated by using the open market spot exchange rate for the U.S. dollar against the euro in the North American trading session on the date on which funds are received by the Receiving Agent to pay for the ADSs, which is anticipated to be up to approximately twelve to fifteen French Trading Days following the Expiration Date.

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        8.     In order to take advantage of the U.S. Offer, the appropriate ADS letter of transmittal, properly completed and duly executed, with any required signature guarantees, or an agent's message in connection with book-entry transfer of ADSs, and any other documents required by the ADS letter of transmittal must be sent to the Receiving Agent at its address set forth in the Offer to Purchase prior to the Expiration Date and the certificates for tendered ADSs must be received by the Receiving Agent or such ADSs must be tendered pursuant to the procedures for book-entry transfer described in the Offer to Purchase and a book-entry confirmation must be received by the Receiving Agent (including an agent's message if the tendering holder has not delivered an ADS letter of transmittal), in each case prior to the Expiration Date.

        9.     Purchaser will not pay any brokerage fees, if any, and similar expenses incurred by holders of ADSs tendering into the U.S. Offer. In addition, holders of ADSs will not be reimbursed for any brokerage fees in the event that the U.S. Offer is not completed.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON NOVEMBER 17, 2008, UNLESS THE U.S. OFFER IS EXTENDED.

        Any inquiries you have with respect to the U.S. Offer should be addressed to us or Georgeson Inc., the information agent (the "Information Agent"), at the respective addresses and telephone numbers set forth below.

        Requests for additional copies of the enclosed materials may be directed to the Information Agent.

Very truly yours,

UBS Securities LLC
1999 Avenue of the Stars
Suite 3400
Los Angeles, CA 90067
(877) 566-3332

The Information Agent for the U.S. Offer is:

Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038-3650
U.S. Toll Free Number for holders of Securities in the United States: (800) 334-9405
U.S. Number for banks and brokers: (212) 440-9800
European Toll Free Number: 00800 10 20 10 80

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF CITLOI S.A.S., THE DEALER MANAGER, THE INFORMATION AGENT OR THE RECEIVING AGENT, OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE U.S. OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE ADS LETTER OF TRANSMITTAL.

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  Exhibit (a)(1)(C)